Answers Corporation
1st Quarter 2007 Conference Call
4:30PM ET, May 7, 2007

Participants:
Robert Rosenschein, Chairman and CEO
Steve Steinberg, CFO
Bruce Smith, VP of Strategic Development

Bruce Smith

Good afternoon, and welcome to Answers Corporation’s 1st Quarter 2007 conference call. My name is Bruce Smith, VP of Strategic Development. Joining me are Bob Rosenschein, Chairman and CEO and Steve Steinberg, CFO. This call is also being broadcast over the web and can be accessed from our Investor Center page at ir.answers.com. A replay of this call will be available at the site shortly after the completion of the call. At the conclusion of our prepared remarks, we’ll open the call for your questions.

Before we begin, let’s cover a few legalities. I would caution you that comments made during this call by management contain forward-looking statements, including predictions and estimates that involve risks and uncertainties. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including, among others, our ability to improve traffic and monetization, a decision by Google, currently the provider of the vast majority of our search engine traffic, or other search engines, to block our pages from users’ search results or otherwise adjust their algorithms in a manner detrimental to us, a decision by Google to stop directing user traffic to Answers.com through its definition link, and other risk factors. Additional specific factors that may actually cause results or events to differ materially from those described in any forward looking statements can be found in our most recent annual report on Form 10-KSB.

Furthermore, information shared on this call is accurate only as of the date of this call and we assume no obligation to update such information.

Finally, during the course of this conference call we will be discussing some Non-GAAP financial measures. We view Non-GAAP financial measures as supplemental data that, while not a substitute for GAAP, allows for greater transparency in the review of the Company's financial performance, and is useful to investors. Note there are inherent limitations associated with the use of each of our Non-GAAP financial measures as an analytical tool. Please refer to today's earnings release posted on our corporate Website at ir.answers.com for a comprehensive explanation of our use of Non-GAAP measures, their limitations and a reconciliation of those measures to GAAP.

With that said, I’d like to turn the call over to Bob Rosenschein.

Bob Rosenschein

Good afternoon… and thank you for joining us. We are pleased with our Q1 results, especially achieving Non-GAAP profitability.

This quarter, we continued adding trusted content sources to Answers.com, and our topic count is now over four million with information originating from over 180 titles of leading publishers. As a reminder, rich useful content has always helped increase our traffic.

Also encouraging is the fact that our recently acquired WikiAnswers made terrific progress in the quarter, with recent growth in key metrics accelerating dramatically. I will go into more detail on this later.

Here are some Q1 highlights:

•	Q1 2007 revenues, excluding subscription revenue of $425 thousand, grew 157% from Q1 2006 to $2.96 million. This represents 18% sequential growth.

•	We are happy to report that we achieved our milestone of reaching profitability, with Non-GAAP net income of $103 thousand.

•	Traffic growth was strong, with Q1 average daily queries up 26% sequentially to 4.86 million.

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RPMs declined slightly to $6.32 from $6.77 in Q4, which is attributable to lower direct advertising sales in Q1 vs. Q4. Both Steve and Bruce will talk in more detail about this recent decline and our direct sales efforts later during this call.

•	Headcount grew to 69 at the end of Q1, up from 66 at year-end.

It has taken longer than expected to build our direct ad sales effort, but we remain convinced as ever of our upcoming success in this area. With advertising spending heavily skewed to the fourth quarter, we will have the necessary resources to take advantage of this annual phenomenon. We have the audience the advertisers want, and campaigns on Answers.com have performed very well.

Let’s turn the call over to Steve Steinberg, our CFO, for a more detailed recap of our financials.

Steve…

Steve Steinberg

Thank you Bob, and good afternoon. I’d like to begin with an overview of our Q1 2007 financial performance. For a detailed review of our results, please refer to our quarterly report on Form 10-Q, which will be filed no later than May 15th.

First the highlights:

Q1 revenues, excluding subscription revenue of $425,000, were $2,961,000, an increase of 157% compared to the same period in 2006, and an increase of 18% compared to the $2,506,000 we reported in Q4 2006. The GAAP net loss in Q1 was $303,000, compared to the Q4 GAAP net loss of $976,000. We had Non-GAAP net income in Q1 2007 of $103,000, an improvement of $306,000 compared to the Non-GAAP net loss in Q4 2006. When we refer to our Non-GAAP net income in Q1 2007, we mean the net loss prior to stock-based compensation, amortization of intangible assets resulting from acquisitions and subscription revenue. We had Non-GAAP net income per share in Q1 of one cent, compared to a Non-GAAP net loss per share of three cents, in Q4.

Now… some details:

Our Q1 revenues, excluding subscription revenue of $425,000, were $2,961,000. Revenues including such subscription revenue were $3,386,000. The subscription revenue resulted from the recognition, in Q1, of revenue from lifetime subscriptions to GuruNet that we sold in 2003. GuruNet was an information service that we sold via subscriptions prior to our launch of Answers.com in January 2005. Prior to this quarter, we did not recognize any revenue from lifetime subscriptions, since such subscriptions had no defined term. On February 2, 2007, in accordance with our rights, we terminated the GuruNet service and thereby extinguished our service obligation to such subscribers; therefore, we recognized the entire $425,000 previously deferred, as revenue. Because this revenue is a one-time event and is not reflective of the Company’s core business, we have excluded it from our Non-GAAP net operating results and Non-GAAP net income.

Our average Answers.com daily queries this quarter increased by 26%, to 4.86 million from 3.85 million in Q4. Our average RPM decreased to $6.32, from $6.77 in Q4. This is the first decline in quarterly RPM we have ever experienced since the launch of Answers.com in January 2005. In the past, our Answers.com RPM rose each quarter, due to the implementation of various optimization methods, including: changes to Answers.com's design and number of textual ads displayed on our Answers.com Web pages, increasing the size and number of display ads per page, adding or switching monetization partners, etc. We believe that going forward, RPMs from third party monetization partners will fluctuate somewhat around current levels. We expect future RPM upside to come from our direct ad sales efforts.

The decline in RPM in Q1 as compared to Q4 was primarily the result of the slow start of our direct ad sales efforts. In Q4 2006, we had one very large advertising campaign that generated approximately $240,000 of our total direct ad sales revenue of $291,000. In Q1 2007, our total direct ad sales revenue amounted to $94,000, and was comprised of many small and moderately sized campaigns. In a few moments, Bruce will further elaborate on this subject.

Most of this quarter’s sequential increase in revenue, before subscriptions, of $455,000, reached the bottom line, thus our Non-GAAP results improved by $306,000 to Non-GAAP net income of $103,000. Non-GAAP operating expenses only increased a moderate 4.5%, to $2,943,000. This net increase was driven by many factors including March raises.

Now, let’s review some balance sheet data:

Cash and cash equivalents and investment securities as of March 31, 2007 were $8,973,000 and we have no debt. Our cash and investment securities dropped a moderate $105,000 this quarter. The drop resulted from capital expenditures of $298,000 and foreign currency losses of $12,000, offset, to some extent, by cash provided by operations of $63,000 and cash from the exercise of stock options of $142,000.

Now I would like to talk about our Q2 2007 outlook.

We forecast that our Q2 revenues will be in a range of $2,800,000 to $3,200,000 with our GAAP net loss within the range of $985,000 to $1,405,000. We expect our Non-GAAP net loss to be in a range of $75,000 to $475,000. Our Non-GAAP Operating expenses are expected to increase in various areas - including headcount, content licensing, web hosting and marketing. Our headcount in Q1 rose from 66 to 69, mostly in March; therefore its impact will not be felt in its entirety until Q2. Also, we had our annual raises in March. Finally, we expect to add up to 11 people in Q2, including three direct ad salespersons and one ad operations person. We’ve already staffed two of those four critical positions. In addition to the payroll costs we expect to spend up to $100,000 on recruiters to staff those positions.

Thank you for your time. And now I’d like to turn the call over to Bruce….

Bruce Smith:

Thanks, Steve…

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As we stated on last quarter’s conference call, direct ad sales is critical to our future growth. In Q1 and Q2, Robert Formentin, our VP of Ad Sales, has been spending considerable time on recruiting and ad sales operations in parallel to his direct sales efforts. This includes refining sales operations, management, billing processes and streamlining order entry. As a consequence, Robert did not have the necessary bandwidth to devote to selling. While we are obviously disappointed in our direct sales revenue to date, it is crucial for us to have a fully functioning direct ad sales team to take advantage of the advertising opportunity in the second half of the year. We are more confident than ever that the investments we are making will properly position us for success in 2007 and beyond.

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Let me give you a little more color on our efforts so far. We have focused our sales efforts on healthcare, pharmaceuticals, financial services and travel, among other verticals. While agencies and marketers are receptive to our unique proposition of branded search and content integration, sales cycles have turned out to be longer than we anticipated. We have several proposals outstanding for Q2 and are aggressively pursuing agencies to test Answers.com. Q1 saw new campaigns for Circuit City, CareerBuilder, Johnson & Johnson, eHarmony and FX Solutions. In fact, Circuit City purchased our homepage for all of 2007 and has told us that the campaign thus far is one of their best performing. Our focus continues to be major brand advertising campaigns.

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Since the beginning of 2007 we have met with over 100 media executives at more than 30 major interactive agencies and submitted 34 proposals averaging 2 per week and totaling over $2 million. Proposals range from $5,000 to over $135,000 and include programs for the U.S. Army, Air Force, TD Ameritrade, Scottrade, Fidelity, Wachovia, Glaxo Smith Klein, AstraZeneca, Schering Plough, Forest Labs, Disney Pictures, Warner Bros., Sheraton, Kodak, Reebok and Lane Bryant. Examples of proposals we’ve submitted include one for Starwood with banner advertising on our travel channel and sponsorship of our WikiAnswers travel category and Equifax which incorporates content sponsorship and banners on our Answers and WikiAnswers financial pages.

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We continue to increase our exposure to interactive online marketers, recently completing a direct mailing to over 700 media buyers introducing them to Answers.com. We have purchased an integrated marketing program with iMedia which includes a sponsorship of their upcoming Agency Summit on May 18. This increased awareness is designed to help our new salespeople as they call on these agencies.

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According to comScore Media Metrix, for April 2007, based on unique visitors, we were ranked as the 55th largest Web property in the U.S., up from 62 in January. In addition, also according to comScore, our audience continues to index quite highly against other leading sites. For example, within very specific health categories, our audience composition ranks behind WebMD but higher than Yahoo Health or AOL Health. Within specific financial categories, Answers.com’s audience composition frequently ranks in the top 5. We are confident that as we continue to highlight our audience’s size and value, we will see increased ad dollar commitments.

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On the hiring side, we just hired 2 salespeople, one of which started in early April. His primary experience is in entertainment, finance and some large consumer brands. Our second salesperson is expected to begin in 2 weeks and has experience selling to healthcare, pharmaceutical & consumer packaged goods companies. We are also in the process of hiring an account manager in New York. Finally, we are looking to recruit a west-coast sales manager and hope to have this person join by the end of Q2. All in all, we have our sights set on a team of roughly 6 salespeople and 3 account managers by year end.

•	We signed an agreement last week for representation of our UK traffic and we are looking for sales representation in Canada. These are our two largest markets outside the US.

I now turn the call back over to Bob.

Bob Rosenschein:

Thanks, Bruce…

I’d like to spend some time talking about our success with WikiAnswers.

As many of you know, WikiAnswers is a community of people asking and collaboratively improving answers to everyday questions. It is inherently engaging and interactive and has growth potential that is truly exciting.

Let me just say right up front, the strategy is working. Here are some key stats that we use to follow and measure the success of WikiAnswers: Users - Questions - and Answers. These are the critical metrics driving the growth of WikiAnswers. Together, they form a cycle that sets our content creation engine in motion.

Since we purchased WikiAnswers in November 2006, through last weekend, here are the numbers:

•	Registered Users are up 38%

•	New Answers up 32%

•	New Questions up 42%

Since the beginning of March:

•	Registered Users up 20%

•	New Answers up 14%

•	New Questions up 23%

And since the new design launched on April 18th, a little over 2 weeks ago, here are some metrics that even surprised us:

•	New registered users last week topped 5,300 vs. 2,200 the week prior to the new design, that’s 140% growth.

•	New answers created last week were up 61% to 5,800 vs. 3,600 the week before

•	And finally we saw the creation of over 18,000 new question pages last week vs. 5,800 the week before, an astounding increase of 210%

As you can imagine, these numbers have us really excited. We will do whatever we can to accelerate this growth even more, and to work at having WikiAnswers and Answers.com help each other grow.

Just as we saw a dramatic improvement in user interaction following the WikiAnswers redesign, we’ve also begun testing new designs on Answers.com. Our goals are to increase user satisfaction, engagement and retention ultimately yielding higher revenues.

To wrap-up, traffic growth in Q1 was strong and we are putting in place the foundation of a powerful new revenue driver, direct advertising sales. WikiAnswers is on an exciting growth trajectory that we expect will become another major growth component for us. We are investing for the future, and although we are just as disappointed as you are in the delayed start to our direct sales effort, we are more excited than ever about the rest of this year and beyond. With that I would like to open the call up for questions, Bruce…

Q&A (moderated by Bruce Smith)

Closing the Call (Shareholder.com Operator)

Thank you, all. This concludes today’s teleconference. Please disconnect your lines at this time, and have a good day.

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